Exhibit 99(a)

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain Federal income tax considerations that may be relevant to a prospective purchaser of securities of Taubman Centers, Inc. (the “Company” or “We”). This summary is based on current law and is not tax advice.

        Because this is a summary that is intended to only address Federal income tax considerations relating to the ownership and disposition of the Company’s securities that will apply to all holders, it may not contain all the information that may be important to you. Accordingly, as you review this discussion, you should keep in mind that:

o	the tax consequences to you may vary depending on your particular tax situation;

o	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”);

o	this summary does not address state, local or non-U.S. tax considerations;

o	this summary deals only with our shareholders who hold their shares as “capital assets,” within the meaning of Section 1221 of the Code; and

o	this discussion is not intended to be and should not be construed as tax advice.

        YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF OWNERSHIP AND DISPOSITION OF OUR SECURITIES ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES. This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and judicial decisions. Future legislation, regulations, administrative interpretations and court discussions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is also possible that the IRS could challenge the statements in this discussion and that a court could agree with the IRS.

        If we offer one or more additional series of preferred stock or debt securities, information about any income tax consequences to holders of those securities will be included in the documents pursuant to which they are offered to the extent required by law.

Taxation of Taubman Centers, Inc.

General

        We elected to be taxed as a real estate investment trust or REIT under Sections 856 through 860 of the Code. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code. We intend to continue to operate in this manner. Nonetheless, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

        If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a corporation. We will, however, be subject to Federal income tax as follows:

o	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

o	Second, we may be subject to the “alternative minimum tax” on our items of tax preference under some circumstances.

o	Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

o	Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

o	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we have satisfied certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied, in each case, by (b) a fraction intended to reflect our profitability.

o	Sixth, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

o	Seventh, if we acquire any asset (a “Built-In Gain Asset”) from a corporation that is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the “Recognition Period”) beginning on the date on which we acquired the asset, then we will be subject to tax, pursuant to guidelines issued by the IRS, at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the beginning of the Recognition Period). The results described in this paragraph assume that we will make an election pursuant to Treasury Regulations Section 1.337(d)-5(b)(3).

Requirements for Qualification as a REIT etc.

        The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	of which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Code section 542(a)(2); and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of pension funds.

        We believe that we have satisfied each of these conditions. In addition, our Restated Articles of Incorporation (“Articles”) provide for restrictions regarding transfer of our shares of capital stock and our continuing offer (the “Continuing Offer”) to certain partners of The Taubman Realty Group Limited Partnership (“TRG”) to exchange their units of partnership interest in TRG (“Units”) for shares of our common stock includes certain restrictions on who is entitled to exercise rights under the Continuing Offer. These restrictions are intended to assist us in continuing to satisfy the share ownership requirement described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.

        In the case of a REIT that is a partner in a partnership or member of a limited liability company that is taxable as a partnership for Federal income tax purposes, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company (as the case may be), and the REIT will be deemed to be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. The character of the assets and gross income of the partnership or limited liability company (as the case may be) retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of TRG, including TRG’s proportionate share of the assets, liabilities, and items of income of The Taubman Company LLC (the “Manager”) and the shopping center joint ventures (provided that none of the joint ventures or the various grantor trusts beneficially owned by TRG (the “TRG Trusts”) which serve as TRG’s partners, in those shopping centers wholly-owned by TRG are taxable as corporations for Federal income tax purposes) is treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below).

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. Nevertheless, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

o	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

o	Second, except for rents received from a taxable REIT subsidiary, as discussed below, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in such tenant (a “Related Party Tenant”);

o	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property;"

o	Fourth, if rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and Related Party Tenants, and rents received from such property (except from Related Party Tenants) must be substantially comparable to rents paid by other tenants of the REIT’s property for comparable space; and

o	Fifth, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.

        Substantially all of our income is derived from our partnership interest in TRG. Currently, TRG’s real estate investments give rise to income that enables us to satisfy all of the income tests described above. TRG’s income is largely derived from its interests in the shopping centers it owns (the “Taubman Shopping Centers”). This income generally qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. TRG also derives income from its membership interest in the Manager and, to the extent dividends are paid by Taub-Co Management IV, Inc. (“Taub-Co IV”), from TRG’s interest in Taub-Co IV.

        We believe that neither TRG nor any of the shopping center owners in which TRG has an interest (the “Center Owners”) charges rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above). We believe that neither TRG nor any of the Center Owners derives rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. In addition, although TRG or the Center Owners may advance money from time to time to tenants for the purpose of financing tenant improvements, they do not intend to charge interest that will depend in whole or in part on the income or profits of any person.

        We do not believe that we derive rent from property rented to a Related Party Tenant; however, the determination of whether we own 10% or more of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by our “Ten Percent Shareholders.” In identifying our Ten Percent Shareholders, each individual or entity will be treated as owning common stock and preferred stock held by related individuals and entities. Accordingly, we cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, we believe that the aggregate amount of such rental income (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under such gross income tests.

        We believe that neither TRG nor any of the Center Owners will lease any property to a taxable REIT subsidiary unless they determine that not more than 10% of the leased space at such property is leased to Related Party Tenants and our taxable REIT subsidiaries and the rents received from such leases are substantially comparable to those received from other tenants (except rent from Related Party Tenants) of TRG or the Center Owners for comparable space.

        TRG has entered into an agreement with the Manager pursuant to which the Manager provides all services that TRG requires in connection with the operation of the Taubman Shopping Centers. As a result of TRG’s ownership interests in the Manager and Taub-Co IV, the Manager does not qualify as an independent contractor from whom the Company derives no income. We believe, however, that no amounts of rent should be excluded from the definition of rents from real property solely by reason of the failure to use an independent contractor since TRG will hire an independent contractor to the extent necessary to qualify rental income as rents from real property under Section 856(d)(1) of the Code.

        The Manager receives fees in exchange for the performance of certain management and administrative services, including fees to be received pursuant to agreements with the Company and TRG. A portion of those fees will accrue to us because TRG owns a limited partnership interest in the Manager. Our indirect interest in the management fees generated by the Manager generally may not be qualified income under the 75% or 95% gross income tests (at least to the extent attributable to properties in which TRG has no interest or to a joint venture partner’s interest in a property). In any event, we believe that the aggregate amount of such fees (and any other nonqualifying income) attributable to our indirect interest in the Manager in any taxable year has not exceeded and will not exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

o	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

o	we attach a schedule of the sources of our income to our Federal income tax return; and

o	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “Taxation of Taubman Centers, Inc. — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by TRG) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. TRG owns interests in real property that is situated on the periphery of certain of the Taubman Shopping Centers. TRG intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning properties. However, TRG does intend to make occasional sales of its properties as are consistent with its investment objectives, and the IRS may contend that one or more of these sales is subject to the 100% penalty tax. In the event TRG determines a sale of property would generate prohibited transaction income, TRG will transfer such property to a taxable REIT subsidiary, and gain from such sale will be subject to the corporate income tax, as discussed below under “The Taxable REIT Subsidiary.”

Asset Tests

        At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

o	First, at least 75% of the value of our total assets (including our allocable share of the assets held by TRG) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our Company, cash, cash items (including receivables), and government securities.

o	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

o	Third, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

o	Fourth, except with respect to a taxable REIT subsidiary or securities includable in the 75% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer’s outstanding voting securities nor more than 10% of the total value of any one issuer’s outstanding securities (unless the issuer is a taxable REIT subsidiary or we can avail ourselves of the rules relating to “straight debt”).

        We are deemed to own a proportionate share of all of the assets owned by TRG and the Center Owners in which TRG is a partner or member. We believe that more than 75% of the value of TRG’s assets qualify as “real estate assets.” An election has been made or will be made to treat each of TRG’s direct or indirect corporate subsidiaries as a taxable REIT subsidiary. Further, we believe that the value of our proportionate share of TRG’s interest in taxable REIT subsidiary securities does not exceed 20% of the value of our assets, and we do not expect that it will exceed 20% in the future.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter (including as a result of our increasing our interest in TRG or if TRG acquires non-qualifying assets), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

The Taxable REIT Subsidiary

        The Code provides that a REIT may own more than 10% of the voting power and value of securities in a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation that is not a REIT (a) in which the REIT directly or indirectly owns stock, and (b) as to which an election has been jointly made to treat the corporation as a taxable REIT subsidiary. In addition, any corporation (other than a REIT or a qualified REIT subsidiary) is a taxable REIT subsidiary if a taxable REIT subsidiary of a REIT owns directly or indirectly (i) securities having more than 35% of the total voting power of the outstanding securities of the corporation, or (ii) securities with a value of more than 35% of the total value of the outstanding securities of the corporation calculated without regard to certain safe harbor debt. As discussed under “Asset Tests” above, not more than 20% of the fair market value of a REIT’s assets can be composed of securities of taxable REIT subsidiaries, and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

        Although the activities and income of a taxable REIT subsidiary are subject to the corporate income tax, a taxable REIT subsidiary is permitted to engage in activities and render services the income from which, if earned directly by the REIT, would disqualify the REIT. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that will be treated as rent.

        The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without restriction.

        The Code allows the IRS to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and 90% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of particular items of our noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of our “REIT taxable income” as described above. In addition, if we dispose of any Built-In Gain Asset during its Recognition Period, we would be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of our capital stock (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential; i.e., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on such income at corporate tax rates.

        Our REIT taxable income consists substantially of our distributive share of the income of TRG. Currently, our REIT taxable income is less than the cash flow we receive from TRG as a result of the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

        It is possible that from time to time we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

        We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. Nonetheless, we will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Because the amount actually distributed includes amounts on which the REIT was required to pay a corporate-level tax, such as retained capital gains, the 4% excise tax is not in fact imposed on retained capital gains. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

        As used below, the term “U.S. Shareholder” means a holder of shares of our common stock, preferred stock or depository shares (collectively, the “Shares”) who (for United States Federal income tax purposes):

o	is a citizen or resident of the United States;

o	is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of an entity taxed as a partnership, Treasury Regulations provide otherwise;

o	is an estate the income of which is subject to United States Federal income taxation regardless of its source; or

o	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

Distributions Generally

        As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

        For purposes of determining whether distributions to holders of Shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock. To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in his Shares for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in his Shares will be taxable as capital gains (provided that the Shares have been held as a capital asset) and will be taxable as long-term capital gain if the Shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

        Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. We allocate capital gain dividends between the holders of preferred stock and common stock based on the ratio that the total amount of dividends paid or made available to a class of stock for the taxable year bears to the total dividends paid or made available to all classes of stock for the taxable year.

Retention of Net Long-Term Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. Shareholder generally would:

o	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

o	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder's long-term capital gains;

o	receive a credit or refund for the amount of tax deemed paid by it;

o	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

o	in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our Shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our Shares, however, will not be treated as investment income in some circumstances.

Dispositions of Shares

        If you are a U.S. Shareholder and you sell or dispose of your Shares, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the Shares for tax purposes. This gain or loss will be capital if you have held the Shares as a capital asset and will be long-term capital gain or loss if you have held the Shares for more than one year. In general, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of Shares that you have held for six months or less (after applying holding period rules set forth in the Code), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Reduction in Certain Tax Rates

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will increase to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

o	your long-term capital gains, if any, recognized on the disposition of our shares;

o	our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain,” in which case such distributions would continue to be subject to a 25% tax rate);

o	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

o	our dividends to the extent attributable to income on which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Backup Withholding

        We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The back-up withholding rate currently is 28%. A U.S. Shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

        The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except tax-exempt shareholders described below) has not held its Shares as “debt financed property” within the meaning of the Code (generally, Shares, the acquisition of which was financed through a borrowing by the tax exempt shareholder) and the Shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless a tax-exempt shareholder has held its Shares as “debt financed property” within the meaning of the Code or has used the Shares in its trade or business.

        For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our Shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as UBTI as to any trust which:

o	is described in Section 401(a) of the Code;

o	is tax-exempt under Section 501(a) of the Code; and

o	holds more than 10% (by value) of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”

        A REIT is a “pension held REIT” if:

o	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

o	either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

o	the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to

o	the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts.

Redemption of Preferred Stock

        A redemption of the Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company’s current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Preferred Stock actually owned by the shareholder as well as Preferred Stock considered to be owned by such shareholder by reason of certain constructive ownership rules set forth in the Code must generally be taken into account. If a shareholder of Preferred Stock owns (actually or constructively) no shares of Common Stock of the Company or an insubstantial percentage of the Common Stock of the Company, a redemption of the Preferred Stock held by such shareholder is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend.” Because the determination as to whether any of the alternative tests set forth in Section 302(b) of the Code will be satisfied with respect to any particular shareholder depends on the facts and circumstances at the time that the determination must be made, prospective shareholders of Preferred Stock should consult their own tax advisors to determine such tax treatment.

        If a redemption of Preferred Stock is treated as a distribution taxable as a dividend, the shareholder’s adjusted basis in the redeemed Preferred Stock for tax purposes will be transferred to such shareholder’s remaining shares of the Company. If the shareholder owns no other shares of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Additional Tax Consequences for Holders of Depositary Shares and Warrants

        If the Company offers Depositary Shares or Warrants, there may be additional tax consequences for the holders of such Securities. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

Taxation of Non-U.S. Shareholders

        The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnership, and foreign trusts and estates (collectively, “Non-U.S. Shareholders”) are complex, and the following is only a brief summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

        When we use the term “Non-U.S. Shareholder,” we mean a holder of Shares who (for United States Federal income tax purposes):

o	is a nonresident alien individual; or

o	is a foreign corporation, foreign partnership or foreign trust.

Distributions

        A distribution to a Non-U.S. Shareholder will be treated as a dividend of ordinary income to the extent the distribution is made out of our current or accumulated earnings and profits as long as the following are true:

o	the distribution is not attributable to gain from the sale or exchange of United States real property interests; and

o	we have not designated the distribution as a capital gains dividend.

        Distributions treated as a dividend of ordinary income will generally be subject to withholding of United States Federal income tax on a gross income basis (that is, without allowance of deductions) at a 30% rate unless an applicable tax treaty reduces that rate. However, distributions treated as a dividend of ordinary income will be subject to a Federal income tax on a net basis (that is, after allowance of deductions) when the dividend is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a United States trade or business and the Non-U.S. Shareholder has filed an IRS Form 4224 with us or, if an income tax treaty applies, as attributable to a United States permanent establishment of the Non-U.S. Shareholder. In this event, as long as certain certification and disclosure requirements are met, the dividend will be taxed at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends and will generally not be subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (the “Branch Profits Tax”).

        Under current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of the country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        If we make a distribution in excess of our current or accumulated earnings and profits, the distribution will not be taxable to a Non-U.S. Shareholder to the extent it does not exceed the adjusted basis of the shareholder’s Shares. Instead, the distribution will reduce the adjusted basis of the shareholder’s Shares. If the distribution does exceed the adjusted basis of a Non-U.S. Shareholder’s Shares, the distribution will result in gain from the sale or exchange of the Non-U.S. Shareholder’s Shares. We discuss the tax treatment of this gain in further detail below. For withholding purposes, we are required to treat all distributions as if made out of our current or accumulated earnings and profits. However, the IRS will generally refund amounts that are withheld if it is determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

        A distribution to a Non-U.S. Shareholder that we properly designate as a capital gain dividend at the time of distribution that does not arise from our disposition of a United States real property interest generally will not be subject to United States Federal income taxation unless any of the following are true:

o	investment in the Shares is effectively connected with the Non-U.S. Shareholder’s United States trade or business, in which case the Non-U.S. Shareholder will be taxed on the gain at the same rates as U.S. Shareholders (except that a shareholder that is a foreign corporation may also be subject to the 30% Branch Profits Tax, as discussed above); or

o	the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-resident alien individual will be taxed at a rate equal to 30% of the individual’s capital gains.

        Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a Non-U.S. Shareholder that are attributable to gain from our sale or exchange of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would generally be taxed at the same rates as U.S. Shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals) on these distributions. Also, a Non-U.S. Shareholder that is a corporation may be subject to a 30% Branch Profits Tax on this distribution as discussed above. We are required to withhold 35% of any such distribution. This amount is creditable against the Non-U.S. Shareholder’s United States Federal income tax liability.

        Treasury Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable reduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend.

        We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds Shares on behalf of a Non-U.S. Shareholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Sale of Shares

        Unless our Shares constitute a “United States real property interest” within the meaning of FIRPTA, a sale or exchange of Shares by a Non-U.S. Shareholder generally will not be subject to United States Federal income taxation. Our Shares will not constitute a “United States real property interest” if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period Non-U.S. Shareholders held, directly or indirectly, less than 50% in value of the REIT’s shares.

        If we are not or cease to be a “domestically-controlled REIT,” a Non-U.S. Shareholder’s sale or exchange of Shares would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest,” assuming our shares are regularly traded (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), only if the seller owned (actually or constructively) more than 5% of our Shares during the applicable testing period. If gain on the sale or exchange of Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same United States Federal income tax treatment with respect to the gain as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternate minimum tax, in the case of nonresident alien individuals and the possible application of the 30% Branch Profits Tax in the case of foreign corporations), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

        Notwithstanding the foregoing, if you are a Non-U.S. Shareholder and you recognize gain from the sale or exchange of Shares and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if:

o	your investment is effectively connected with a United States trade or business (or, if an income treaty applies, is attributable to a United States permanent establishment); or

o	you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a “tax home” in the United States. In this case, you will be subject to a 30% United States withholding tax on the amount of your gain.

Backup Withholding Tax and Information Reporting

        Backup withholding tax generally is a withholding tax imposed on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, as discussed above under “Backup Withholding.” Non-U.S. Shareholders will not be subject to backup withholding tax and information reporting for distributions they receive that are treated as:

o	dividends subject to the 30% (or lower treaty rate) withholding tax discussed above;

o	capital gains dividends; or distributions attributable to gain from our sale or exchange of United States real property interests.

        As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

o	is a United States person;

o	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

o	is a “controlled foreign corporation” (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes.

        Information reporting will not apply if the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Tax Aspects of TRG

        The following discussion summarizes certain Federal income tax considerations applicable solely to our investment in TRG. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

Classification

        The Company is entitled to include in its income its distributive share of TRG’s income and to deduct its distributive share of TRG’s losses only if TRG and each Center Owner is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation, and the TRG Trust is not classified for Federal income tax purposes as an association taxable as a corporation.

        An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for Federal income tax purposes if the entity is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “Check-the-Box Regulations”).

        In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for Federal income tax purposes. The Federal income tax classification of an entity that was in existence prior to January 1, 1997, such as TRG and the Center Owners, will be respected for all periods prior to January 1, 1997 if:

o	the entity had a reasonable basis for its claimed classification;

o	the entity and all members of the entity recognized the Federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

o	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

TRG and each Center Owner reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for Federal income tax purposes. TRG and the Center Owners intend to continue to be classified as partnerships for Federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

        We also believe that the TRG Trust is not taxable as a corporation for Federal income tax purposes. No assurance can be given, however, that the IRS will not challenge the non-corporate status of the TRG Trust for Federal income tax purposes. If such challenge were sustained by a court, the TRG Trust would be treated as a corporation for Federal income tax purposes, as described below. In addition, our belief is based on existing law, which is to a great extent the result of administrative and judicial interpretation. We cannot be certain that administrative or judicial changes would not modify these conclusions.

        If for any reason, the TRG Trust were taxable as a corporation rather than as a trust for Federal income tax purposes, we would be unable to satisfy the asset requirements for REIT status. See “Asset Tests.” In addition, any change in the status of the TRG Trust for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. If the TRG Trust were taxable as a corporation, items of income and deduction would not pass through to its beneficiary, which would be treated as a shareholder for tax purposes. The TRG Trust would be required to pay income tax at corporate tax rates on its net income, and distributions would constitute dividends that would not be deductible in computing the TRG Trust’s taxable income.

Income Taxation of TRG and its Partners

Partners, Not TRG, Subject to Tax

        A partnership is not a taxable entity for Federal income tax purposes. Rather, we are required to take into account our allocable share of TRG’s income, gains, losses, deductions, and credits for any taxable year of TRG ending within or with our taxable year regardless of whether we have received or will receive any distribution from TRG.

Tax Allocations with Respect to Contributed Properties

        Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction, including depreciation, attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. TRG’s partnership agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Accordingly, depreciation on any property contributed to TRG is allocated to each contributing partner in a manner designed to reduce the difference between such property’s fair market value and its tax basis, using methods that are intended to be consistent with statutory intent and Treasury Regulations under Section 704(c) of the Code. Any income, gain, loss, or deduction in excess of that specially allocated to the contributing partners pursuant to Section 704(c) of the Code is allocated to TRG’s partners in accordance with their percentage interests.

Sale of TRG’s Property

        Generally, any gain realized by TRG on the sale of property held by TRG or a Center Owner for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of TRG’s assets and the restatement of its capital accounts to fair market value, any built-in gain (the “Section 704(c) Gain”) attributable to appreciation in the regional shopping center interests prior to the admission of the Company to TRG in late 1992, must, when recognized, be allocated to the contributing partners. Thus, we will not incur a tax on such Section 704(c) Gains because (except as noted below) they must be allocated to partners in TRG other than us. In addition, any Section 704(c) Gain with respect to properties contributed to TRG subsequent to our admission to TRG must be allocated to the contributing partners. As a consequence of our 1% pre-contribution interests in two of the Taubman Shopping Centers, we will be allocated an equivalent portion of Section 704(c) Gain in the event of a disposition of either property. Further, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to TRG or otherwise held by TRG prior to our admission to TRG. Such allocations will permit us to claim larger depreciation deductions because we have, except as noted above, contributed solely unappreciated property. On the other hand, upon a revaluation of TRG’s property, we will be treated as having Section 704(c) Gain equal to the difference between their revalued fair market value and our share of the tax basis of TRG’s properties (the “Revaluation Gain”). As a result of Revaluation Gain, our depreciation deductions will be reduced to take into account the disparity between fair market value and the tax basis of the assets that have been revalued. In addition, upon a taxable disposition of such revalued assets, we will be allocated our share of the remaining Revaluation Gain.

        Upon the sale of an asset, TRG is required to distribute to its partners an amount determined by reference to the greater of the tax liability of its partners other than us or our net capital gain. TRG’s partnership agreement provides for pro rata distributions to its partners in all cases. Accordingly, the distribution provisions in TRG’s partnership agreement should permit us to distribute 100% of our capital gain. As a result of the pro rata nature of the distribution provisions, however, it is possible that TRG will be required to distribute to its partners all of the proceeds from a sale of an asset.

        Our share of any gain realized by TRG on the sale of any property held by TRG or a Center Owner as inventory or other property held primarily for sale to customers in the ordinary course of TRG’s or a Center Owner’s trade or business will, however, be treated as income form a prohibited transaction that is subject to a 100% penalty tax. See “Prohibited Transaction Income,” above. Such prohibited transaction income will also adversely affect our ability to satisfy the income tests for REIT status. See “Income Tests,” above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of TRG’s or a Center Owner’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. TRG and the Center Owners intend to hold the Taubman Shopping Centers for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing, owning, and operating the Taubman Shopping Centers, including peripheral land, consistent with TRG’s and the Center Owners’ investment objectives. In the event TRG determines a sale of property would generate prohibited transaction income, TRG will transfer such property to a taxable REIT subsidiary. See “The Taxable REIT Subsidiary,” above.

Other Tax Consequences

        We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business, and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the Federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the Federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on a disposition of limited partnership units or an investment in our Shares.